Exhibit 99.1

PRESS RELEASE

PIERIS PHARMACEUTICALS ANNOUNCES APPOINTMENTS OF CHIEF FINANCIAL OFFICER AND

CHIEF BUSINESS OFFICER

BOSTON, MA, October 6, 2021—Pieris Pharmaceuticals, Inc. (NASDAQ: PIRS), a clinical-stage biotechnology company advancing novel biotherapeutics through its proprietary Anticalin® technology platform for respiratory diseases, cancer, and other indications, today announced the promotions of Thomas Bures to Chief Financial Officer and Ahmed Mousa to Chief Business Officer.

“Since joining Pieris four years ago, Tom has demonstrated excellent business and leadership acumen, having played a critical role across the entire spectrum of the corporate finance function during this time,” said Stephen S. Yoder, President and Chief Executive Officer of Pieris. “I speak on behalf of my management colleagues and the Board of Directors in congratulating Tom on this well-earned appointment, as we look forward to several corporate milestones in the ensuing quarters and attendant investment decisions, where Tom’s leadership will be an important resource to have at hand.”

“I am elated to pursue this new chapter of my career at Pieris,” said Mr. Bures. “Having joined at a formative time in our pursuit of our immuno-oncology bispecifics and inhaled biologics franchises, I have since witnessed the positive impact of our continued pipeline progression, bringing us closer to our goal of providing transformative therapies to patients. I look forward to continued execution on our financial goals and playing my part to ensure the continued pursuit of thoughtful R&D endeavors.”

Mr. Bures joined Pieris in 2017 as Vice President of Finance and currently oversees all financial matters at the Company, including treasury, tax, financial planning, procurement and investor relations. He has more than 20 years of finance experience, with over a decade working in life sciences organizations. Prior to joining Pieris, Mr. Bures served as Vice President, Corporate Controller at Genocea Biosciences. He began his career in Ernst & Young’s audit practice. Mr. Bures received his B.S. in Accountancy from the College of the Holy Cross.

Mr. Mousa joined Pieris in 2016 and most recently served as Senior Vice President, Corporate Operations and General Counsel. In addition to his role in business development and portfolio strategy, Mr. Mousa will continue to serve as General Counsel and Boston site head, among other responsibilities. Prior to joining Pieris, Mr. Mousa was an attorney with the law firm Covington & Burling LLP. Mr. Mousa obtained undergraduate degrees in Molecular Biology and Government from Cornell University, a master’s degree in Biotechnology from Johns Hopkins, and a J.D. from Georgetown Law with Honors.

“In his several years serving as a strategic contributor at Pieris, Ahmed has played an integral role in devising and closing Pieris’ partnerships with AstraZeneca, Genentech, Servier, Seagen, and Boston Pharmaceuticals,” continued Mr. Yoder. “With his experience and instinct, the assumption of business development responsibility is a natural extension of Ahmed’s important remit at Pieris.”

“It has been exciting to see the evolution of Pieris’ programs from concept to the clinic,” said Mr. Mousa. “This forward momentum has been strengthened through high-value partnerships, including the progression of our co-developed 4-1BB/PD-L1 bispecific with Servier, where Pieris retain U.S. rights, and the continued phase 2 development of our inhaled IL4-Rα program with AstraZeneca, where Pieris retains co-development and co-commercialization options. I’m looking forward to seeing these programs advance and continuing to explore additional, high-impact partnerships that could enable Pieris to realize its ambition of commercializing transformative therapies.”

About Pieris Pharmaceuticals:

Pieris is a clinical-stage biotechnology company that combines leading protein engineering capabilities and deep understanding into molecular drivers of disease to develop medicines that drive local biology to produce superior clinical outcomes for patients. Our pipeline includes inhalable Anticalin proteins to treat respiratory diseases and locally-activated bispecifics for immuno-oncology. Proprietary to Pieris, Anticalin proteins are a novel class of therapeutics validated in the clinic and by respiratory and immuno-oncology focused partnerships with leading pharmaceutical companies. For more information, visit www.pieris.com.

Forward Looking Statements:

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, the expected timing and potential outcomes of the reporting by the Company of key clinical data from its programs, references to novel technologies and methods and our business and product development plans, including the Company’s cash resources, the advancement of our proprietary and co-development programs into and through the clinic and the expected timing for reporting data, making IND filings or achieving other milestones related to our programs, including PRS-060/AZD1402, cinrebafusp alfa, PRS-344, and PRS-352 and the expected timing of the initiation of the next stage of cinrebafusp alfa’s development in gastric cancer. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, our ability to raise the additional funding we will need to continue to pursue our business and product development plans; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to develop, complete clinical trials for, obtain approvals for and commercialize any of our product candidates, including our ability to recruit and enroll patients in our studies; our ability to address the requests of the U.S. Food and Drug Administration; competition in the industry in which we operate; delays or disruptions due to COVID-19; and market conditions. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents we file with the Securities and Exchange Commission available at www.sec.gov, including without limitation the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and the Company’s Quarterly Reports on Form 10-Q.

Investor Relations Contact:

Pieris Pharmaceuticals, Inc.

Maria Kelman

Executive Director, Investor Relations

+1 857 362 9635

kelman@pieris.com